EXHIBIT 5.1

Warner Norcross & Judd LLP
Attorneys at Law
900 Fifth Third Center
111 Lyon Street, N.W.
Grand Rapids, Michigan 49503-2487

June 13, 2014

Internap Network Services Corporation
One Ravinia Drive, Suite 1300
Atlanta, Georgia 30346

Re:	Internap Network Services Corporation Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Internap Network Services Corporation (“Internap”) in connection with the registration on Form S-8 under the Securities Act of 1933, as amended, of 4,600,000 shares of Internap common stock, $0.001 par value per share (the “Common Stock”), to be issued pursuant to Internap’s 2014 Stock Incentive Plan (the “Plan”).

We are familiar with the proceedings taken by Internap in connection with the authorization of the Common Stock to be issued under the Plan.  We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion.  In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies.

Based upon and subject to the foregoing, we are of the opinion that the Common Stock, when issued in accordance with the Plan, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 covering the Common Stock to be issued pursuant to the Plan.

Warner Norcross & Judd LLP

By	/s/ Daniel C. Persinger
Daniel C. Persinger, a Partner